Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated June 21, 2010, relating to the consolidated financial statements of Cryoport, Inc. as of March 31, 2010 and 2009 and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about Cryoport, Inc’s ability to continue as a going concern and the adoption of a new accounting policy for derivative instruments in fiscal 2010), appearing in the Prospectus, which is part of this registration statement.

We also consent to the use of our name under the caption “Experts”.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
April 1, 2011